Exhibit 99.2

CEB INC.

UNAUDITED PRO FORMA CONDENSED COMBINED FINANCIAL INFORMATION

On April 29, 2016, CEB Inc. (the “Company” or “CEB”) completed the acquisition of 100% of the outstanding capital stock of CXO Acquisition Co. and Sports Leadership Acquisition Co. (collectively referred to as “Evanta”) from CXO Acquisition Holdings, LLC for total cash consideration of $267.9 million, net of $17.6 million cash acquired. The Company financed the acquisition by entering into Amendment No. 5 to the Company’s senior secured credit agreement whereby the Company increased the size of its term loan facility by $150 million and increased its revolving credit facility by $100 million. To fund the acquisition, all $150 million of the additional term loans were drawn and a net amount of $135 million was drawn under the revolving credit facility.

The following unaudited pro forma condensed combined financial statements are based on CEB’s and Evanta’s historical consolidated financial statements as adjusted to give effect to the acquisition of Evanta and the related financing transactions. The unaudited pro forma condensed combined balance sheet at December 31, 2015 gives effect to these transactions as if they had occurred on December 31, 2015. The unaudited pro forma condensed combined statement of operations for the year ended December 31, 2015 gives effect to these transactions as if they had occurred on January 1, 2015. The assumptions and estimates underlying the unaudited adjustments to the pro forma condensed combined financial statements are described in the accompanying notes, which should be read together with the pro forma condensed combined financial statements.

The unaudited pro forma condensed combined financial statements should be read in conjunction with the Company’s historical audited financial statements, related notes, and “Management’s Discussion and Analysis of Financial Condition and Results of Operations, which are included in the Company’s latest Annual Report on Form 10-K, and Evanta’s historical audited financial statements included as Exhibit 99.1 to this Current Report on Form 8-K/A.

The unaudited pro forma condensed combined financial statements are not intended to represent or be indicative of the consolidated results of operations or financial condition of CEB that would have been reported had the acquisition been completed as of the dates presented, and should not be construed as representative of the future consolidated results of operations or financial condition of the combined entity.

CEB INC.

UNAUDITED PRO FORMA CONDENSED COMBINED BALANCE SHEET

DECEMBER 31, 2015

(in thousands)

	Historical CEB	Historical Evanta	Reclassifications (Note 1)	Pro Forma Adjustments (Note 4)	Notes (Note 4)	Pro forma Combined
Assets
Current assets:
Cash and cash equivalents	$113,329	$9,362	$(29)	$(7,956)	a	$114,706
Accounts receivable, net	285,048	4,899	8,366	—		298,313
Unbilled receivables	—	8,366	(8,366)	—		—
Deferred event costs	—	877	(877)	—		—
Deferred financing fees	—	408	(408)	—		—
Deferred incentive compensation	23,484	—	—	—		23,484
Prepaid expenses and other current assets	27,651	458	907	(878)	b	28,138
Total current assets	449,512	24,370	(407)	(8,834)		464,641

Accounts receivable, non-current	—	103	(103)	—		—
Deferred financing fees, non-current, net	—	690	(690)	—		—
Deferred income taxes, net	16,491	—	—	—		16,491
Property and equipment, net	102,337	3,869	—	(1,507)	b	104,699
Deferred event costs, non-current	—	12	(12)	—		—
Goodwill	458,409	65,780	—	169,740	c	693,929
Intangible assets, net	230,680	18,523	—	32,677	d	281,880
Other non-current assets	81,123	—	116	1,932	e	83,171
Total assets	$1,338,552	$113,347	$(1,096)	$194,008		$1,644,811

Liabilities and Stockholders’ Equity (Deficit)
Current liabilities:
Accounts payable and accrued liabilities	$88,407	$1,162	$4,510	$—		$94,079
Accrued expenses	—	3,075	(3,075)	—		—
Income tax payable	—	1,806	(1,806)	—		—
Accrued incentive compensation	59,947	—	371	—		60,318
Deferred revenues	449,694	13,750	—	(5,115)	f	458,329
Debt - current portion	4,948	658	(408)	2,631	g	7,829
Total current liabilities	602,996	20,451	(408)	(2,484)		620,555

Deferred revenue non-current	—	103	(103)	—		—
Deferred income taxes	27,869	3,455	—	8,297	h	39,621
Other liabilities	107,592	226	105	—		107,923
Long-term debt	556,418	64,484	(690)	217,706	i	837,918
Total liabilities	1,294,875	88,719	(1,096)	223,519		1,606,017
Redeemable preferred units	—	25,716		(25,716)	j	—
Total stockholders’ equity (deficit)	43,677	(1,088)	—	(3,795)	j	38,794
Total liabilities and stockholders’ equity (deficit)	$1,338,552	$113,347	$(1,096)	$194,008		$1,644,811

See accompanying notes to the unaudited pro forma condensed combined financial information.

CEB INC.

UNAUDITED PRO FORMA CONDENSED COMBINED STATEMENT OF OPERATIONS

FOR THE YEAR ENDED DECEMBER 31, 2015

(in thousands, except per share amounts)

	Historical CEB	Historical Evanta	Reclassifications (Note 1)	Pro Forma Adjustments (Note 4)	Notes (Note 4)	Pro forma Combined
Revenues	$928,434	$46,226	$(56)	$—		$974,604
Costs and expenses:
Cost of services	327,257	23,563	(3,812)	1,479	k	348,487
Member relations and marketing	266,758	—	2,935	—		269,693
General and administrative	111,842	12,294	(5,634)	8	l	118,510
Acquisition related costs	3,027	—	—	—		3,027
Restructuring	6,361	—	—	—		6,361
Depreciation and amortization	74,027	—	6,072	3,476	m	83,575
Total costs and expenses	789,272	35,857	(439)	4,963		829,653
Operating profit	139,162	10,369	383	(4,963)		144,951
Other (expense) income, net
Debt extinguishment costs	(4,775)	—	—	—		(4,775)
Interest income and other	3,781	—	—	—		3,781
Gain on cost method investment	—	—	—	—		—
Interest expense	(20,636)	(4,750)	(383)	(1,671)	n	(27,440)
Other (expense) income, net	(21,630)	(4,750)	(383)	(1,671)		(28,434)
Income before provision for income taxes	117,532	5,619	—	(6,634)		116,517
Provision for income taxes	25,004	2,353	—	(2,654)	o	24,703
Net income	$92,528	$3,266	$—	$(3,980)		$91,814

Basic earnings per share	$2.77					$2.75
Diluted earnings per share	$2.75					$2.73
Weighted average shares outstanding:
Basic	33,367					33,367
Diluted	33,672					33,672

See accompanying notes to the unaudited pro forma condensed combined financial information.

CEB INC.

NOTES TO THE UNAUDITED PRO FORMA CONDENSED COMBINED INFORMATION

Note 1. Basis of Presentation

The unaudited pro forma condensed combined financial information has been prepared to give effect to Amendment No. 5 to the Company’s senior secured credit agreement and the acquisition of Evanta. The historical consolidated financial statements have been adjusted in the pro forma condensed combined financial statements to give effect to pro forma events that are (1) directly attributable to the business combination, (2) factually supportable, and (3) with respect to the pro forma condensed combined statement of operations, expected to have a continuing impact on the combined results following the business combination.

The business combination was accounted for under the acquisition method of accounting in accordance with Accounting Standards Codification (“ASC”) Topic 805, Business Combinations. The total purchase price was preliminarily allocated to the assets acquired and liabilities assumed based on their estimated fair values. The excess of the purchase price over the amounts assigned to assets acquired and liabilities assumed was recognized as goodwill.

The unaudited pro forma condensed combined financial information included herein have been prepared by the Company pursuant to the rules and regulations of the United States Securities and Exchange Commission (the “SEC”) for the purposes of inclusion in CEB’s amended Current Report on Form 8-K/A prepared in connection with the acquisition of Evanta. Certain information and disclosures normally included in financial statements prepared in accordance with accounting principles generally accepted in the United States (“US GAAP”) have been condensed or omitted pursuant to such rules and regulations. However, the Company believes that the disclosures provided herein are adequate to make the information presented not misleading. The significant accounting policies used in preparing the unaudited pro forma condensed combined financial information are set out in CEB’s consolidated audited financial statements for the year ended December 31, 2015.

The unaudited pro forma condensed combined financial information is provided for informational purposes only and does not purport to be indicative of the Company’s financial position or results of operations which would actually have been obtained had these transactions been completed as of the date or for the periods presented, or of the financial position or results of operations that may be obtained in the future.

Certain balances from Evanta’s historical financial statements were reclassified to conform to CEB’s financial statement presentation.

Note 2. Financing Transactions

The Company completed the acquisition of Evanta for total cash consideration of $267.9 million, net of $17.6 million cash acquired. The Company financed the acquisition by entering into Amendment No. 5 to the Company’s senior secured credit agreement whereby the Company increased the size of its term loan facility by $150 million and increased its revolving credit facility by $100 million. To fund the acquisition, all $150 million of the additional term loans were drawn and a net amount of $135 million was drawn under the revolving credit facility. The term loan and the revolving credit facility bear interest at a variable rate, which initially was 2.19%. The Company incurred $4.2 million of debt issuance costs in connection with Amendment No. 5, of which $1.9 million related to the revolving credit facility was recorded within other non-current assets, $1.7 million in debt modification losses was expensed immediately, and $0.6 million was recorded as a reduction to debt.

Note 3. Preliminary Purchase Price Allocation

The Company has performed a preliminary valuation analysis of the fair market value of Evanta’s assets and liabilities. The following table summarizes the allocation of the preliminary purchase price to the assets acquired and liabilities assumed based on their fair values in the December 31, 2015 balance sheet (in thousands):

Cash and cash equivalents	$9,333
Net working capital	7,709
Property and equipment	2,362
Deferred tax liabilities, net	(11,752)
Deferred revenue	(8,635)
Other liabilities, net	(228)
Intangible assets	51,200
Goodwill	235,520
Total preliminary purchase price	$285,509

The preliminary purchase price allocation has been used to prepare the pro forma adjustments in the pro forma balance sheet and statement of operations. It was based in part on preliminary estimates of the fair value; however, additional analysis with respect to the value of certain assets and liabilities, including intangible assets, deferred revenue, and tax attributes could materially affect the final allocation of the purchase price. The allocation of the purchase price will be finalized upon receipt of final valuations and the necessary management reviews thereof.

Intangible assets consist primarily of sponsor relationships, developed technology, and intellectual property for which amortization expense will be recognized on a straight-line basis over the estimated useful lives ranging from 3 to 7 years.  The weighted-average amortization period is 6.4 years. The fair value of intangible assets was determined by a third-party using multiple valuation techniques. The sponsor relationships were valued using a multi-period excess earnings method, which estimates the present value of the intangible asset’s future economic benefit by utilizing the estimated available cash flows that the intangible asset is expected to generate in the future after considering the effects of contributory assets. The developed technology was valued using a relief from royalty method which measures the benefit of owning the intellectual property as the “relief” from the royalty expense that would otherwise be incurred by licensing the asset from a third party. A substantial portion of the intellectual property was valued using the lost income method which estimates the value of an intangible asset by quantifying the loss of economic profits under a hypothetical scenario where the subject intangible assets does not exist relative to a scenario in which the intangible does exist. The projected revenues, operating expenses, and cash flows are calculated in each “with” and “without” scenario, and the difference in the annual cash flows is then discounted to a present value equivalent to derive the assets fair value. A 10% change in the valuation of intangible assets would cause a corresponding increase or decrease in the balance of goodwill and annual amortization expense of approximately $0.8 million, assuming a weighted average useful life of 6.4 years.

Goodwill includes approximately $49 million which is expected to be tax deductible through 2027.

Note 4. Pro Forma Adjustments

The pro forma adjustments are based on our preliminary estimates and assumptions that are subject to change and include adjustments to:

a.

Reflect the net cash outflow consisting of $285.0 million in net proceeds from the financing transaction described above more than offset by cash payments of $285.5 million for the purchase consideration (excluding $9.3 million of cash acquired based on the December 31, 2015 balance sheet), $4.2 million for debt issuance costs, and $3.2 million for acquisition related costs.

b.

Reflect the adjustments of assets acquired to their estimated fair value, primarily certain technology-related assets that were reclassified from property and equipment and recorded at fair value as intangible assets.

c.	Reflect the adjustments to remove Evanta’s historical goodwill of $65.8 million and record goodwill associated with the acquisition of $235.5 million as shown in Note 3.
d.

Reflect the adjustment of historical intangible assets acquired by the Company to their estimated fair values. As part of the preliminary valuation analysis, the Company identified intangible assets totaling $51.2 million, primarily sponsor relationships, developed technology, and intellectual property as described in Note 3.

e.	Reflect additional debt issuance costs of $1.9 million related to the revolving credit facility as a result of the financing transactions described in Note 2.
f.

Adjust Evanta’s deferred revenue balance at December 31, 2015 to its preliminary fair value, which was estimated based on the costs that an independent third party would incur to fulfill the related service obligations plus a reasonable profit margin on such costs. The deferred revenue primarily relates to events that will take place in less than one year and therefore the effects of these fair value adjustments have not been reflected in the pro forma statement of operations because they will not have a continuing impact.

g.

Reflect the additional current portion of debt (net of debt issuance costs) associated with Amendment No. 5 of $2.9 million partially offset by the elimination of the $0.3 million current portion of existing Evanta debt (net of debt issuance costs) not assumed in the acquisition.

h.

Adjust the deferred tax liabilities resulting from the acquisition. The estimated increase in deferred tax liabilities of $8.3 million stems primarily from the fair value adjustments for non-deductible intangible assets based on an estimated tax rate of 40%. This estimate of deferred income tax balances is preliminary and subject to change based on management’s final determination of the fair value of assets acquired and liabilities assumed.

i.

Reflect the additional long-term portion of debt (net of debt issuance costs) associated with Amendment No. 5 of $281.5 million partially offset by the elimination of the $63.8 million long-term portion of existing Evanta debt (net of debt issuance costs) not assumed in the acquisition.

j.

Eliminate Evanta’s redeemable preferred units of $25.7 million and historical deficit balance of $1.1 million, record CEB acquisition related costs of $3.2 million, and write-off certain third-party debt issuance costs of $1.7 million that are expensed as debt modification losses in connection with the financial transactions described in Note 2. The acquisition related costs and debt modification losses are not reflected in the pro forma statement of operations because their effect is nonrecurring.

k.

Record $1.1 million of additional expense to conform Evanta’s accounting policies with CEB’s accounting policies and $0.4 million of stock-based compensation expense related to awards issued to certain Evanta employees as part of the acquisition. The fair value of the share-based awards will be recognized ratably over the remaining post-acquisition service period of four years.

l.

Record $0.5 million of stock-based compensation expense offset by the elimination of $0.5 million of management fees paid by Evanta to its private equity sponsor in 2015 that will not recur following the acquisition.

m.	Record amortization of $8.4 million for intangible assets acquired as a result of the acquisition partially offset by a reversal of Evanta’s amortization of $4.9 million.
n.

Record $6.8 million of interest expense, including amortization of debt issuance costs, on the incremental senior secured credit facilities directly related to the acquisition offset by the elimination of $5.1 million of Evanta’s interest expense. The interest rate assumed for purposes of preparing these pro forma financial statements is 2.19%. A 1/8% increase or decrease in interest rate would result in a change in interest expense of approximately $0.2 million for the year ended December 31, 2015.

o.	Reflect the income tax effect of the pro forma adjustments based on an estimated blended federal and state statutory tax rate of 40%.